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                                                               Exhibit (a)(1)(B)

                                  ELECTION FORM

Sequenom, Inc.
3595 John Hopkins Court
San Diego, CA 92121
Attn: Theresa Lee

     I have received Sequenom, Inc.'s Offer to Exchange and Summary Term Sheet dated November 1, 2001, sent to employees holding options to purchase Common Stock of Sequenom, Inc. (the "Company" or "Sequenom"), granted under its 1999 Stock Incentive Plan, the Gemini Genomics plc Company Share Option Plan, the Gemini International Executive Share Option Plan and Gemini Individual Share Option Instruments. Defined terms not explicitly defined herein, but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

     Pursuant to the terms of the Offer, I elect to have one or more Eligible Option Grants held by me, as specified below, cancelled in exchange for a right to receive Replacement Options. I hereby agree that, unless I revoke my election before 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001 (or a later expiration date if Sequenom extends the Offer), my election will be irrevocable, and if accepted by Sequenom, such surrendered Eligible Options will be cancelled in their entirety on November 30, 2001 (or a later expiration date if Sequenom extends the Offer). I understand that, subject to my continuous employment through the Replacement Option Grant Date, I will have the right to receive a Replacement Option to be granted on or after May 31, 2002.

[ ] I hereby elect to cancel, upon the terms and conditions stated in the Offer, the following Eligible Option Grants:

------------------ ---------------- ---------------        --------------- ---------------- ----------------
                                       Number of                                                Number of
    Option            Option Grant   Shares to be              Option        Option Grant     Shares to be
    Number               Date          Exchanged               Number           Date            Exchanged
------------------ ---------------- ---------------        --------------- ---------------- ----------------

------------------ ---------------- ---------------        --------------- ---------------- ----------------

------------------ ---------------- ---------------        --------------- ---------------- ----------------

     I understand that any Eligible Option Grants granted to me on or after May 1, 2001 will automatically be surrendered for cancellation under the Offer even if such options are not listed above. I agree to deliver to Sequenom the original stock option grant form(s) for such options, upon request. I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option(s) after the date of this election (unless I properly revoke this election), and that such options will be cancelled as of November 30, 2001 (or a later expiration date if Sequenom extends the Offer).

     I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Sequenom (except on an at will basis). I agree that Sequenom has made no representations or warranties to me regarding this Offer or the future pricing of Sequenom's stock, and that my participation in this Offer is at my own discretion.

     This Election Form may be delivered to Theresa Lee at Sequenom's corporate headquarters in San Diego, California, by hand delivery, interoffice mail, or by facsimile to (858) 202-9031. If you have questions regarding the process for returning this Election Form, please contact Theresa Lee at tlee@sequenom.com or at (858) 202-9024.

     WAIVER OF LIABILITY: I agree to release the Company, its employees, officers, directors and agents from all claims and liabilities for any costs, taxes, losses or damages that I may incur resulting from my election to participate in this Offer. I understand that the release I am making only applies to claims related to events or occurrences existing on or before my execution of this form, and I further understand that this release expressly excludes all claims based upon allegations of fraud, gross negligence, intentional wrongful acts, willful violations of the law and violations of federal or state securities laws by the Company. I acknowledge that according to California Civil Code Section 1542, a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him must have materially affected his settlement with the debtor, and I hereby expressly waive and relinquish all rights and benefits under California Civil Code Section 1542 and any law of similar effect, with respect to the release of any unknown or unsuspected claims, of any jurisdiction, as such rights and benefits might otherwise apply to claims within the scope this release. I understand that the term costs, as used in this waiver, includes any costs arising out of, or relating to, participation in the Offer, including such costs as attorney's fees and other expenses incurred in litigating claims related to participation in the Offer and that the term damages, as used in this waiver, includes any damages related to claims or causes of action arising out of, or relating to, participation in the Offer, including personal economic losses or other liabilities related to, or resulting from, my decision to participate in the Offer, as such terms relate to claims otherwise within the scope of this release.

[ ]  I DO NOT accept the offer to exchange options

[ ] This Election Form is being submitted to replace a previously submitted Election Form or Notice of Withdrawal.

_____________________________________  Date: ___________________________________
        Optionee Signature

Name: _______________________________  Email Address: __________________________
             (Please print)